Exhibit 99.1
Hamilton Beach, Inc.
Consent
     I hereby consent to being named in the Registration Statement on Form S-1 of Hamilton Beach, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission, as a person who will become a director of the Company upon or prior to the consummation of the transactions contemplated in the Registration Statement.

Date: July 10, 2007	/s/ June R. Aprille

Signature

June R. Aprille

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